Exhibit 10.217




EXECUTIVE EMPLOYMENT AGREEMENT AND COVENANT NOT TO COMPETE


                  This Employment Agreement (the "Agreement") is entered into as of January 12, 2000, by and among The Charles Schwab Corporation, a Delaware corporation ("Schwab"), U.S. Trust Corporation, a New York corporation ("UST"), and H. Marshall Schwarz, an individual ("Executive").

                                 R E C I T A L S

      a.                Executive is Chairman and Chief Executive Officer of UST

      b. UST has been engaged in the business of providing a broad array of financial services, including private banking, fiduciary services, and tax, estate and financial planning. UST's business is currently national in scope.

      c. As of the date hereof, Schwab has entered into an Agreement and Plan of Merger (the "Merger Agreement") with UST for UST to become a wholly owned subsidiary of Schwab. Terms used herein and not defined herein shall have the meanings given them in the Merger Agreement.

      d. Schwab, UST and Executive wish to assure the continuance of the good will developed by Executive on behalf of UST during Executive's employment and secure Executive's unique services in connection with the business of UST, and Schwab and UST wish to secure Executive's agreement not to compete with Schwab and UST, or to infringe upon the protectible interests of Schwab and UST, upon the terms and conditions set forth in this Agreement.



                                    AGREEMENT

                  1. Employment. UST hereby employs Executive and Executive hereby agrees to serve UST as Chairman and Chief Executive Officer of UST or in such other comparable or more senior executive management position to which he may be elected or appointed by the Board of Directors of UST (the "Board") during the Employment Term (as defined below). Executive shall report to Schwab's President and Co-Chief Executive Officer. The parties agree that Executive will be appointed to the Board of Directors and Management Committee of Schwab at the Effective Date of this Agreement. Executive's continued appointment or removal from Schwab's Board of Directors during the term of this Agreement is subject to the rules, by-laws or other provisions applicable to such Board.

                  2. Employment Term. The term of Executive's employment under this Agreement shall be for a period of three (3) years commencing on the effective date of the consummation of the Merger of UST and Schwab pursuant to the Merger Agreement (the "Effective Date") and terminating on the third anniversary of the Effective Date, unless earlier terminated pursuant to Section 12 of this Agreement (the "Employment Term").

                  3.  Responsibilities.

                        (a) Regular Duties. During the Employment Term, Executive shall have responsibilities, duties and authority reasonably accorded to and expected of a Chairman and Chief Executive Officer, as determined in good faith by Schwab's President and Co-Chief Executive Officer.

                        (b)  Devotion of Full Time.  During the Employment Term,
Executive will devote all of Executive's business time, ability, attention, energy, knowledge and skill to performing Executive's duties and all such executive management duties as are reasonably assigned or delegated to Executive. Executive will not, without written consent of Schwab, render to others services of any kind for compensation, or engage in any other business activity; provided that Executive will be entitled to sit on the boards of directors of non-profit educational, charitable or religious organizations so long as the extent of such service does not violate any Schwab policy or policies applicable to such practices or materially interfere with the performance of Executive's responsibilities under this Agreement, and provided further that Executive may continue to serve on the boards of directors on which Executive presently is serving, as specifically identified on Exhibit A hereto.

                        (c) Compliance with Employee Policies. Executive agrees to comply with all Schwab and UST employee policies of which Executive is made aware that relate to employee conduct, including but not limited to policies prohibiting discrimination and harassment.

                        (d) Payments or Benefits from Other Sources. Executive will comply with all Schwab policies of which Executive is made aware applicable to any payments, gifts, entertainment, services or other benefits provided to Executive from any person, organization or other entity as an inducement or reward related to his performance as a representative of UST or Schwab.

                        (e) Place of Performance. During the Employment Term, Executive shall be based at the principal executive offices of UST in the City of New York, except for reasonably required travel consistent with Schwab policy on UST's business. In connection with such reasonably required travel, Executive shall not be required to make more than twelve (12) short-term trips to Schwab's headquarters during each twelve-month period (beginning on the Effective Date) of the Employment Term.

                  4.  Compensation.

                        (a) Salary. In consideration for Executive's services to UST during the Employment Term, Executive shall receive an annual base salary equal to the annual base salary then being paid to Executive by UST as of the Effective Date ("Annual Base Salary"), which shall be paid in substantially equal installments biweekly, from which UST shall withhold and deduct all applicable federal, state and city income, social security and disability taxes as required by applicable laws. In no event shall Executive's Annual Base Salary be reduced during the Employment Term.

                        (b) Short Term Incentive Compensation. Pursuant to the terms of the UST Executive Incentive Plan, a current version of which is attached as Exhibit B hereto, Executive shall receive, as additional compensation, an annual bonus with a target of 165% of Executive's Annual Base Salary ("Targeted Bonus"). After December 31, 2001, the specific terms of the UST Executive Incentive Plan may be modified from time to time in Schwab's sole discretion. For calendar year 2000, Executive's bonus shall not be less than the short term incentive bonus Executive received from UST for calendar year 1999, provided, however, that the portion of Executive's bonus converted to equity for calendar year 2000 shall be calculated by Schwab using the methodology that is utilized to value equity or option grants for Schwab Management Committee members. For calendar year 2001, Executive's bonus shall not be less than eighty percent (80%) of the short term incentive bonus Executive received from UST for calendar year 1999, provided, however, that the portion of Executive's bonus converted to equity for calendar year 2001 shall be calculated by Schwab using the methodology that is utilized to value equity or option grants for Schwab Management Committee members.

                        (c) Long Term Incentive Compensation. Subject to approval by Schwab's Compensation Committee (which approval shall not be unreasonably withheld), as soon as practicable after the Effective Date, Executive shall receive an initial grant of options to purchase 25,000 of Schwab's common shares subject to vesting and other provisions specified in the grant, the key terms of which are attached as Exhibit C hereto. The value of such grant is an amount that will put Executive's Targeted Total Compensation within the range of the Targeted Total Compensation for Schwab Management Committee members. "Targeted Total Compensation" is defined as the sum of Executive's Annual Base Salary, Executive's Targeted Bonus, and the targeted value of any options and/or restricted shares granted to Executive.

                        (d) Reimbursement of Expenses/Travel. During the Employment Term, Executive shall be entitled to receive prompt reimbursement for all travel, entertainment and other expenses properly incurred and documented by Executive in connection with Executive's employment by UST in accordance with Schwab policies applicable to senior management executives.

                        (e) Key Employee Retention Program. Executive is scheduled to participate in the Key Employee Retention Program to be established by UST and Schwab immediately prior to the Effective Date ("Retention Program"), the key terms of which are attached as Exhibit D hereto, at a payment equal to $2.8 million, five-sixths in cash and one-sixth in a grant of Schwab stock options in accordance with the terms of Exhibit D.

                  5. Change In Executive's Mix of Total Compensation. Schwab and the Executive agree that commencing January 1, 2002, the mix of Executive's Targeted Total Compensation may be altered to reflect the Targeted Total Compensation mix afforded Schwab Management Committee members. Such changes could encompass changes to some or all of the components of Executive's Targeted Total Compensation, but in any case would not represent a reduction in Executive's Targeted Total Compensation and, in any event, neither Executive's Annual Base Salary nor Executive's Targeted Total Compensation shall be reduced at any time during the Employment Term.

                  6.  Benefits.

                        (a) Executive Benefits. Up through and including December 31, 2001, Executive shall be eligible to participate in all of UST's applicable employee benefits and executive compensation plans, programs, policies and arrangements in which Executive is eligible to participate immediately prior to the Effective Date (collectively, "UST Plans").

                        (b) Schwab Employee Benefits. At the option of Schwab, after December 31, 2001, or sooner if agreed by both Executive and Schwab, Executive will be eligible to participate in Schwab's employee benefits and executive compensation plans, programs, policies and arrangements as may be applicable to Schwab Management Committee members, as such benefits may change from time to time (collectively, "Schwab Plans"), instead of the benefits described in Section 6(a); except that through the Employment Term, Executive will not be eligible to participate in any such plans that provide for severance pay or other benefits for which Executive would otherwise be eligible by virtue of Executive's termination under the policies or practices of UST, Schwab or any of its other affiliates or subsidiaries.

                        (c) Vacation and Sick Leave. During the Employment Term, Executive shall be entitled to paid vacation and sick leave consistent with the vacation and sick leave provided to employees of Schwab at the Management Committee member level; provided, however, that in no event shall Executive be entitled to less than five (5) weeks of vacation per each 12 month period during the Employment Term.

                        (d)  Credit for Service.   Executive will receive credit
for prior service with UST to the extent length of service is relevant under those UST Plans or Schwab plans for which Executive is eligible to participate.

                        (e) Relinquishment and waiver of all other employee benefits or rights. Except as specifically set forth in this Agreement, Executive hereby relinquishes and waives any rights in any other Schwab or UST Plans, policies, or perquisites, including but not limited to any Plans, policies or perquisites of any subsidiaries of UST. In particular, Executive waives and relinquishes his right to severance benefits in the event of voluntary termination under the 1990 Change in Control and Severance Policy for Top Tier Officers Plan of UST.

                  7. Executive Change in Status. The amounts of compensation and benefits (including any guarantees thereof) to be provided to Executive during the Employment Term pursuant to Sections 4, 5, and 6 of this Agreement, as well as the amounts of any Severance Payments to be provided to Executive pursuant to
Section 12 of this Agreement, are based on Executive's continuing status as a full-time senior executive with UST throughout the Employment Term. Any change in Executive's status as a full-time senior executive with UST to a status which is less than that of a full-time senior executive with UST shall require Schwab's express written consent. If Executive's status should change for any reason during the Employment Term to a status which is less than that of a full-time senior executive with UST, the amounts of the compensation and benefits (including any guarantees thereof) to be provided to Executive pursuant to Sections 4, 5, and 6 of this Agreement, as well as the amount of any Severance Payments to be provided to Executive pursuant to Section 12 of this Agreement, will be prorated accordingly. If Executive is promoted or otherwise assumes duties, responsibilities and authority greater than those set forth in
Section 3(a), above, the amounts of compensation and benefits (including any guarantees thereof) to be provided to Executive pursuant to Sections 4, 5 and 6 of this Agreement, as well as the amount of any severance payments to be provided to Executive pursuant to Section 12 will be adjusted as appropriate.

                  8.  Covenant Not to Compete.

                        (a) Until two years following any termination of Executive's employment prior to or on the second anniversary of the Effective Date, or until one year following any termination of Executive's employment after the second anniversary of the Effective Date, for any reason whatsoever pursuant to Section 12, including, without limitation, any termination of Executive's employment pursuant to Section 12(f) or 12(g), Executive shall not in, or directed to, the geographical areas set forth in Exhibit E hereto, directly or indirectly:

                                    (i) enter  the  employ  of  or  render   any
services to any person, joint venture, partnership, firm, corporation or other entity (other than UST, Schwab or Schwab's other affiliates or subsidiaries) engaged in providing private banking, fiduciary services, tax, estate or financial planning services (any "Competitive Business");

                                    (ii) engage  in  private  banking, fiduciary
services, tax, estate or financial planning services, including, without limitation, consultation or start-up activities in connection with such services for Executive's own business, any third party or any Competitive Business; or

                                    (iii) become  interested  in any Competitive
Business, directly or indirectly, in any capacity or in any relationship with any other person or entity (other than with Schwab or its affiliates or subsidiaries), whether as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, or consultant; provided, however, that nothing contained in this Agreement will be deemed to prohibit Executive from acquiring, solely as an investment, shares of capital stock of any corporation which are publicly traded so long as Executive does not thereby own more than five percent (5%) of the outstanding shares of such corporation.

                        (b) Until two years following any termination of Executive's employment prior to or on the second anniversary of the Effective Date, or until one year following any termination of Executive's employment after the second anniversary of the Effective Date, for any reason whatsoever pursuant to Section 12 including, without limitation, any termination pursuant to Section 12(f) or 12(g), and unless such activities are performed as part of Executive's employment and in the best interests of UST and Schwab, Executive shall not, directly or indirectly:

                                    (i)   discourage   any   employee   of,   or
consultant under contract with, UST from becoming an employee of, or working with, UST, Schwab or any of Schwab's other affiliates or subsidiaries;

                                    (ii) hire  any  employee  who  has  left the
employment of UST, Schwab or any of Schwab's other affiliates or subsidiaries within one year of such employee's termination, or solicit or encourage any employee to leave the employment of UST, Schwab or any of Schwab's other affiliates or subsidiaries; or
                                    (iii) hire, solicit or encourage to cease to
work with UST, Schwab or any of Schwab's other affiliates or subsidiaries, any consultant then under contract with UST, Schwab or any of Schwab's other affiliates or subsidiaries.
                        (c) Notwithstanding the foregoing, in the event the Executive voluntarily terminates his employment prior to the end of the Employment Term without Good Reason (as defined in Section 12(g) below), the covenants set forth in subsections (a) and (b) of this Section 8 shall continue until the third anniversary of the Effective Date of this Agreement or for one year after the effective date of Executive's termination, whichever is later.

                        (d) During, and following the termination of, his employment, Executive shall keep secret and retain in the strictest confidence all confidential matters relating to UST, Schwab and other affiliates and subsidiaries of Schwab including, without limitation, trade "know how", secrets, customer lists, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, designs or design projects, technical processes, formulae, source codes, inventions and research projects, learned by him prior to and during the Term, and shall not disclose such confidential matters to anyone outside of UST, Schwab or any other affiliates and subsidiaries of Schwab, except as required in the course of performing his duties as an employee of UST or as required by law, or if such matters become generally available to the public otherwise than by (x) disclosure by Executive or anyone else owing a duty of confidentiality to UST, Schwab or any affiliate or subsidiary of Schwab or (y) Executive's failure to put in place adequate protections to prevent disclosure of confidential information relating to UST, Schwab or any other affiliate or subsidiary of Schwab. As a further condition of employment under this Agreement, Executive will execute Schwab's Confidentiality, Nonsolicitation and Assignment Agreement attached hereto as Exhibit F.

                  9. Certain Remedies. If Executive breaches, or threatens to commit a breach of, any of the provisions of Section 8 herein, Schwab and UST shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Schwab and/or UST under law or in equity:

                        (a)  The  right  and  remedy  to  have the provisions of
Section 8 of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to Schwab and/or UST and that money damages will not provide an adequate remedy to Schwab or UST; and

                        (b) The right and remedy against Executive to require Executive to account for and pay over to Schwab and/or UST the compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits from Breach"), if any, derived or received by Executive as the result of any transaction constituting a breach of any of the provisions in Section 8 of this Agreement, and Executive hereby agrees to account for and pay over such Benefits from Breach to Schwab and/or UST.

                  10. Intellectual Property Rights Granted. Executive hereby grants and assigns to UST and Schwab all rights (including all rights in copyright, patent rights and or other proprietary rights) to all deliverables and the other results of the services Executive performs for UST or Schwab, including all original works of authorship and valuable information, ideas, improvements, processes, developments, designs, know-how, data, computer programs and formulae, inventions and expression created, developed or discovered in connection with such services (collectively, the "Results"), for any and all purposes, in any and all languages and any and all media, whether now existing or later devised, throughout the world. This includes, without limitation, on-line services, computer bulletin boards, Internet and World Wide Web servers, publications, products utilizing CD-ROM, magnetic or other storage media, microform and microfiche, databases, portable document formats, facsimile transmission, and electronic mail or transmission. UST's and Schwab's rights to the Results shall extend to all or any part of the Results, and to any work derived from it or compiled from parts of it. Schwab or UST may publish the Results in any version or translation, separately or with other works, and may authorize others to do so. Executive also grants to Schwab and UST the right to use Executive's name, photograph, likeness and biographical information in connection with the exercise of any right Executive has granted under this Contract, including for promotional purposes. To the extent permitted by applicable law, Executive waives all artist's or moral rights associated with the Results. Schwab and UST may (but neither is obligated to) take any actions and file any documents necessary to register copyright (and otherwise protect their rights) in the Results in any and all countries, and Executive will sign and deliver any documents Schwab or UST reasonably asks Executive to for this purpose.

                  11. Media Communication and Non-Disparagement. Executive agrees to comply with the policies of Schwab with respect to media communication, and will cause UST to submit proposed press releases to designated Schwab management for review and approval prior to their release. Executive acknowledges that as a high level officer, Executive will have access to confidential and extremely sensitive information regarding Schwab, UST, their executives and officers, and that any statements Executive may make regarding
Schwab, UST, their subsidiaries or executives or officers (collectively "Schwab-related entities"), whether made during Executive's employment, or thereafter, may be accorded substantial weight by Executive's audience simply by virtue of Executive's high level officer status. Accordingly, Executive agrees to make no public or voluntary statement disparaging of any Schwab-related entities, or reasonably likely to damage the reputation of any Schwab-related entities, or to cause other damage to any Schwab-related entities. Nothing in this Section is intended to require Executive to testify other than truthfully when testifying as required by law.

                  12.  Termination of Employment.

                        (a)  Expiration of the Employment Term.   The Employment
Term shall  automatically  terminate on the third  anniversary  of the Effective
Date.

                        (b) Death. The Employment Term shall terminate upon the death of Executive. UST's liability in such event shall be limited to payment of: (i) Executive's salary and benefits through the last day of the month in which the death of Executive occurs; (ii) any bonus due Executive under Section 4(b) above in respect of Schwab's fiscal year ended prior to Executive's termination and any prorated bonus consistent with Schwab policies applicable to Management Committee members; (iii) all unreimbursed out-of-pocket business expenses of the type described in Section 4(d) above incurred by Executive; (iv) all unused vacation days accrued to the date of Executive's death; (v) full and immediate vesting of all then outstanding stock options and other equity-based awards, which, in the case of stock options, shall remain exercisable by the legal representative of Executive's estate for one year following the date of Executive's death (but not beyond their original term) or as otherwise specified in the applicable plan document; and (vi) all other vested accrued benefits to which Executive is entitled under applicable UST or Schwab Plans.

                        (c) Incapacity or Disability. If Executive is prevented for (x) a continuous period of 120 days, or (y) a period of 180 days or more during any one-year period, from properly performing, with reasonable accommodation, Executive's duties or fulfilling Executive's responsibilities to UST by reason of any physical or mental incapacity, disability or illness, then, to the extent permitted by law, UST may consider such disability, incapacity or illness permanent and may terminate Executive's employment hereunder. UST or Schwab will give Executive notice of its intent to terminate Executive at least seven (7) days before the effective date of such termination. In the event of such incapacity, disability or illness, UST's liability shall be limited to payment of: (i) Executive's salary and benefits through the date of termination;
(ii) any bonus due Executive under Section 4(b) above in respect of Schwab's fiscal year ended prior to Executive's termination and any prorated bonus consistent with Schwab policies applicable to Management Committee members;
(iii) all unreimbursed  out-of-pocket business expenses of the type described in
Section 4(d) above incurred by Executive prior to Executive's termination; (iv) all unused vacation days accrued to the date of Executive's termination; (v) full and immediate vesting of all then outstanding stock options and other equity-based awards, which, in the case of stock options, shall remain exercisable by Executive (or Executive's legal representative) for one year following the date of Executive's date of employment termination (but not beyond their original term) or as otherwise specified in the applicable plan document; and (vi) all other vested accrued benefits to which Executive is entitled under applicable UST or Schwab Plans.

                        (d) Termination by UST for Cause or Termination by Executive Without Good Reason. UST will have the right to terminate the Executive's employment hereunder for Cause (as defined below) and Executive will have the right to terminate his employment hereunder without Good Reason (as defined in Section 12(g), below). In the event of such a termination, UST shall pay to Executive: (i) Executive's salary through the date of termination; (ii) any bonus due under Section 4(b) above in respect of Schwab's fiscal year ended prior to Executive's termination; (iii) payment of all unreimbursed out-of-pocket business expenses of the type described in Section 4(d) incurred by Executive prior to Executive's termination; (iv) all unused vacation days accrued to the date of Executive's termination; and (v) all other vested accrued benefits and to which Executive is entitled under applicable UST or Schwab employee benefit plans. For purposes of this Agreement, an event or occurrence constituting "Cause" shall be limited to any one of the following:

                                    (i) Executive's  failure   or   refusal   to
substantially perform Executive's duties or Executive's continued neglect to perform such duties to the full extent of Executive's abilities for reasons other than death, physical or mental incapacity;

                                    (ii) Executive's gross negligence or willful
misconduct in the performance of Executive's duties hereunder, or conduct which is materially adverse, monetarily or otherwise, to UST or its shareholders;

                                    (iii)   A  finding  by  a  court  or   other
governmental body that an act or acts of the Executive constituted a felony or other crime involving theft or fraud under the laws of the United States or any state thereof;

                                    (iv) Executive's  violation  of  federal  or
state laws and regulations and a good faith determination by UST's board of directors that the continued employment of the Executive by UST would be seriously detrimental to UST and its business; or

                                    (v) A  material  breach by Executive of this
Agreement.

                                    In  the case of one or more events described
in clause (i), (ii) or (v) of this Section 12(d), Executive shall be given (i) written notice describing the event or events constituting such Cause and (ii) a reasonable opportunity (which is not less than ten business days) to cure such event or events.

                        (e) Mutual Consent. The employment of the Executive hereunder may be terminated upon mutual written consent of UST and Executive.

                        (f) Termination by UST Without Cause. UST may terminate the employment of Executive hereunder without Cause, in which event UST shall continue to pay to Executive: (i) Executive's salary for each year remaining in the Employment Term (but not less than three times Executive's Annual Base Salary if Executive is terminated prior to or on the second anniversary of the Effective Date, or not less than two times Executive's Annual Base Salary if Executive is terminated after the second anniversary of the Effective Date), payable at Schwab's option in a discounted lump sum or in substantially equal installments biweekly, from which Schwab shall withhold and deduct in either event all applicable federal, state and city income, social security and disability taxes as required by applicable law; (ii) any bonus due under Section 4(b) above in respect of Schwab's fiscal year ended prior to Executive's termination and a bonus for each year remaining in the Employment Term, (but not less than three years of bonuses if Executive is terminated prior to or on the second anniversary of the Effective Date, or not less than two years of bonuses if Executive is terminated after the second anniversary of the Effective Date) based on Executive's then current Targeted Bonus; (iii) full and immediate vesting of any outstanding stock options and other equity based awards; (iv) all unreimbursed out-of-pocket business expenses of the type described in Section 4(d) above incurred by Executive prior to Executive's termination, (v) all unused vacation days accrued to the date of Executive's termination, (vi) continuation of the medical, dental and life insurance coverage provided to Executive immediately prior to the date of Executive's termination as determined by Schwab consistent with the period during which Executive may receive Annual Base Salary payments pursuant to this Section 12(f)(i), at the end of which period Executive shall be entitled to group health continuation coverage in accordance with Section 4980B of the Code; (vii) three additional years of deemed age and service credit from the effective date of Executive's termination if Executive is terminated prior to or on the second anniversary of the Effective Date, or two additional years of deemed age and under service credit from the effective date of Executive's termination if Executive is terminated after the second anniversary of the Effective Date, under UST's (or, if applicable, Schwab's) tax-qualified and nonqualified pension plans in which Executive is then a participant; (viii) outplacement assistance services for up to one year; and (ix) all other vested accrued benefits and to which Executive is entitled under applicable UST or Schwab employee benefit plans. These payments shall be given to Executive in lieu of any severance pay or any other benefits for which Executive would otherwise be eligible by virtue of Executive's termination under the policies or practices of UST, Schwab or any of their other affiliates or subsidiaries.

                        (g) Termination by Executive with Good Reason. The Executive may terminate his employment with UST with Good Reason, in which event UST shall continue to pay to Executive: (i) Executive's salary for each year remaining in the Employment Term (but not less than three times Executive's Annual Base Salary if Executive is terminated prior to or on the second anniversary of the Effective Date, or not less than two times Executive's Annual Base Salary if Executive is terminated after the second anniversary of the Effective Date), payable at Schwab's option in a discounted lump sum or in substantially equal installments biweekly, from which Schwab shall withhold and deduct in either event all applicable federal, state and city income, social security and disability taxes as required by applicable law; (ii) any bonus due under Section 4(b) above in respect of Schwab's fiscal year ended prior to Executive's termination and a bonus for each year remaining in the Employment Term, (but not less than three years of bonuses if Executive is terminated prior to or on the second anniversary of the Effective Date, or not less than two years of bonuses if Executive is terminated after the second anniversary of the Effective Date) based on Executive's then current Targeted Bonus; (iii) full and immediate vesting of any outstanding stock options and other equity based awards; (iv) all unreimbursed out-of-pocket business expenses of the type described in Section 4(d) above incurred by Executive prior to Executive's termination; (v) all unused vacation days accrued to the date of Executive's termination; (vi) continuation of the medical, dental and life insurance coverage provided to Executive immediately prior to the date of Executive's termination as determined by Schwab consistent with the period during which Executive may receive Annual Base Salary payments pursuant to this Section 12(g)(i), at the end of which period Executive shall be entitled to group health continuation coverage in accordance with Section 4980B of the Code; (vii) three additional years of deemed age and service credit from the effective date of Executive's termination if Executive is terminated prior to or on the second anniversary of the Effective Date, or two additional years of deemed age and under service credit from the effective date of Executive's termination if Executive is terminated after the second anniversary of the Effective Date, under UST's (or, if applicable, Schwab's) tax-qualified and nonqualified pension plans in which Executive is then a participant; (viii) outplacement assistance services for up to one year; and (ix) all other vested accrued benefits and to which Executive is entitled under applicable UST or Schwab employee benefit plans. These payments shall be given to Executive in lieu of any severance pay or any other benefits for which Executive would otherwise be eligible by virtue of Executive's termination under the policies or practices of UST, Schwab or any of their other affiliates or subsidiaries. For purposes of this Section 12(g), an event or occurrence constituting "Good Reason" shall be limited to any one of the following:
                                    (i) a material breach of this  Agreement  by
Schwab;

                                    (ii) a substantial diminution in the duties,
titles, positions or responsibilities of Executive as contemplated by Section 3(a) above;

                                    (iii) the required relocation of Executive's
place of employment outside of New York City, New York;

                                    (iv) a  reduction in Executive's Annual Base
Salary or Executive's Targeted Total Compensation; or

                                    (v)  the  failure by Schwab or UST to obtain
the express written assumption of this Agreement by any successor to Schwab or UST.
                        (h) Resignation of Positions. Upon termination of Executive's employment for any reason whatsoever, Executive shall be deemed to have resigned from all offices and directorships then held with Schwab, UST, and any of their other affiliates or subsidiaries.

                        (i) Unvested Schwab Options. Except as specifically provided herein, unvested Schwab options held by Executive at the time of any termination of his employment pursuant to this Section 12 will be subject to the terms of the grant of those options.

                        (j) Excise Tax Gross-Up. In the event that Executive becomes entitled to any payments provided under this Section 12 (the "Severance Payments"), if any of the Severance Payments or any other payments or benefits to which Executive is then entitled ("Other Payments"), will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code (the "Excise Tax"), UST shall pay to Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Severance Payments and Other Payments and any Federal, state and local income and employment tax and Excise Tax upon the payment provided for by this Section 12(j), shall be equal to the Severance Payments and the Other Payments.

                        (k) Expiration/Non-Renewal. Following the expiration or non-renewal of the Employment Term and for so long as the covenants set forth in Section 8, above, remain in effect as otherwise provided hereunder, Executive shall receive such severance payments and benefits as may be provided pursuant to policies or practices applicable to Management Committee members.

                  13. Effect of Termination of Employment. Upon the termination of Executive's employment pursuant to Section 12, the parties' obligations under this Agreement shall terminate, except those obligations expressly indicating survival after termination in Sections 4, 8, 9, 10, 11, 12, 14 and 17; provided, however, that rights and remedies accruing prior to such termination or arising out of the breach of this Agreement shall survive.

                  14. Set-Off/Mitigation. Executive grants to UST the right, at any time and from time to time, to set off from any and all amounts owed to Executive, dollar for dollar, the amounts owed to UST resulting from damages to UST for any breach by Executive of Sections 8, 10, or 11. In the event of Executive's termination without Cause or with Good Reason pursuant to Section 12(f) or Section 12(g), respectively, Executive shall have no duty to mitigate by seeking other employment.

                  15.  Representations and Warranties.

                        (a) UST and Schwab represent and warrant that they have the requisite corporate power to enter into this Agreement and to carry out their obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of UST and Schwab.

                        (b) Executive represents and warrants that Executive is under no employment contract, bond, confidentiality agreement, noncompetition agreement, or any other obligation that would violate or be in conflict with the terms and conditions of this Agreement or encumber Executive's performance of duties assigned to him by UST. Executive further represents and warrants that Executive has not signed or committed to any employment or consultant duties or other obligations that would divert Executive's full attention from the duties assigned to Executive by UST under this Agreement.

                  16. Governing Law. This agreement shall be governed by the laws of the state of New York.

                  17. Arbitration. Any dispute or controversy arising between or among the parties hereto regarding any of the terms of this Agreement or the breach thereof, the determination of which is not otherwise provided for in this Agreement, shall be submitted to and determined in arbitration in the City of New York in accordance with the rules then in effect of the American Arbitration Association. The arbitrators are hereby instructed to enforce this Agreement as written. In any arbitration, all services and notices shall be served or given in accordance with Section 26. Any award or decision made by the arbitrators shall be conclusive in the absence of fraud, and judgment upon said award or decision may be entered in any court having jurisdiction thereof. Each party shall bear his or its own costs (including attorneys' fees) in connection with the arbitration of any dispute or controversy under this Agreement, unless otherwise ordered by the arbitrator in accordance with law. The parties hereto agree that for purposes of this Agreement all disputes hereunder shall be deemed to be between Schwab and Executive and that it is the intention of the parties that disputes be resolved outside of any securities industry arbitration.

                  18. Nonwaiver of Rights of Parties. No right or power of any party under this Agreement shall be deemed to have been waived by any act or conduct on the part of such party, or by any neglect to exercise that right or power, or by any delay in so doing; and, except as otherwise provided herein, every right or power shall continue in full force and effect until specifically waived or released by an instrument in writing executed by such party.

                  19. Headings. The headings of the several sections of this Agreement are inserted for reference only and not intended to affect the meaning or interpretation of this Agreement.

                  20. Assignment. This Agreement is a personal contract and, except as specifically set forth herein, the rights and interests of Executive herein may not be sold, transferred, assigned, pledged or hypothecated. The rights and obligations of UST and Schwab hereunder shall be binding upon and run in favor of the successors and permitted assigns of UST and Schwab. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto, except that without prior written consent Schwab and UST may assign their rights and obligations hereunder to any person or entity to which Schwab or UST transfers all or substantially all of their properties or assets or to any person or entity with which Schwab or UST consolidates or merges.

                  21. Entire Agreement. This Agreement, together with its exhibits, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect thereto. In particular, this Agreement supercedes any prior employment agreements between Executive and UST, or any other agreements or policies pursuant to which Executive would be entitled to rights or benefits, except as specifically stated in this Agreement, and Executive hereby relinquishes any such rights under any such agreements or policies. No amendment, modification or rescission of this Agreement will be effective unless set forth in writing signed by Executive and a duly authorized officer of UST and of Schwab.

                  22. Further Assurances. Each party hereto shall, whenever and as often as reasonably requested to do so by any party hereto, do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged, delivered, filed or recorded, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, instruments, and assurances as such other party may reasonably request in order to carry out fully the terms and provisions of this Agreement.

                  23. Severability and Enforceability. If any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable as to any party or in any jurisdiction, then such provision or provisions shall be invalid, illegal or unenforceable without affecting or otherwise impairing the enforceability of the remaining provisions contained herein and without affecting or otherwise impairing the enforceability of the same provisions in this Agreement with respect to any other party or in any other jurisdiction. If any of the covenants contained in Sections 8 or 9 of this Agreement are unenforceable because of the duration of such provision or the area or scope covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration, area or scope of such provision to the minimum extent necessary to allow such section to be enforceable under applicable law and, in its reduced form, such provision shall then be enforceable and shall be enforced.

                  24. Separate Agreements. Executive's agreements in Section 8(a) shall be deemed to be a separate agreement with respect to each jurisdiction contained within the area set forth in Exhibit E hereto. If any such agreement with respect to any such geographical area shall be determined to be invalid or unenforceable, the remaining agreement with respect to such other geographical areas shall not be affected by such invalidity or unenforceability.

                  25. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

                  26. Notices. Any notice or other communication to be given hereunder by any party to another shall be in writing and delivered to the following addresses personally, by facsimile transmission, by postage prepaid registered or certified mail, or by a national overnight carrier:

               Schwab or UST:

                                     Christopher V. Dodds
                                     Executive Vice President and Chief
                                       Financial Officer
                                     The Charles Schwab Corporation
                                     120 Kearney Street, 29th Floor
                                     San Francisco, California 94108
                                     Facsimile No.:  (415) 663-5877
                                     Telephone No.:  (415) 627-7000

                                     with copies to:

                                     Carrie Dwyer
                                     Executive Vice President Corporate
                                       Oversight
                                     The Charles Schwab Corporation
                                     120 Kearney Street, 29th Floor
                                     San Francisco, California 94108
                                     Facsimile No.:  (415) 667-3596
                                     Telephone No.:  (415) 627-7000

                                     and to:

                                     Lawrence B. Rabkin, Esq.
                                     Howard, Rice, Nemerovski, Canady, Falk &
                                       Rabkin,
                                     A Professional Corporation
                                     Three Embarcadero Center
                                     Seventh Floor
                                     San Francisco, CA  94111
                                     Facsimile No.:  (415) 399-3041
                                     Telephone No.:  (415) 434-1600



      Executive:
                                     H. Marshall Schwarz
                                     U.S. Trust Corporation
                                     114 West 47th Street
                                     New York, New York  10036
                                     Facsimile No.:  (212) 852-3030
                                     Telephone No.:  (212) 852-3021


         or such other persons or such other addresses as may be designated in writing by the parties, by a notice given as aforesaid.



                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

                      Executed and effective as of the date first written above.

                                    THE CHARLES SCHWAB CORPORATION


                                    By:  /s/ David S. Pottruck
                                       -----------------------------

                                    Name:    David S. Pottruck
                                         ---------------------------

                                    Title:   President & Co-CEO
                                          --------------------------


                                    U.S. TRUST CORPORATION


                                    By:  /s/ Jeffrey S. Maurer
                                       -----------------------------

                                    Name:    Jeffrey S. Maurer
                                         ---------------------------

                                    Title:   President
                                          --------------------------


                                    /s/ H. Marshall Schwarz
                                    --------------------------------
                                    H. MARSHALL SCHWARZ

                                    EXHIBIT A

         Board(s) of Directors on which Executive currently is serving.

                               H. MARSHALL SCHWARZ
                               Chairman - New York

AFFILIATIONS

Atlantic Mutual Companies
          Director

Bowne & Co., Inc.
          Director

American Red Cross to Greater New York
          Trustee

The Camille and Henry Dreyfus Foundation, Inc.
          Trustee

Milton Academy
          President - Board of Trustees

Teachers College Columbia University
          Trustee

The Committee to Encourage Corporate Philanthropy
          Member

                                    EXHIBIT B

                          UST Executive Incentive Plan

                                    EXHIBIT B




     I, Carol A. Strickland, Secretary and a Senior Vice President of U.S. Trust Corporation, do hereby certify that the following is a true copy of resolutions adopted at a regular meeting of the Board of Directors, duly convened and held on February 23, 1999 pursuant to law at which a quorum was present, that said resolutions were adopted by at least a majority of the entire Board of Directors of this Corporation and that the following resolutions have not been amended or repealed since their adoption:

          RESOLVED, that the Executive Incentive Plan ("EIP") shall be amended effective January 1, 1999 to increase the maximum percentage of the Restricted Units Portion of a Participant's Award from 33-1/3% to 50% as follows.

               Section 6(b) of the EIP is hereby amended by replacing each reference to "33 1/3%" contained therein to "50%."

          FURTHER RESOLVED, that the appropriate officers of the Corporation be, and each of them hereby is, authorized to execute any documents and to take any and all other action as may be necessary or desirable in the judgment of any of them and pursuant to advice of counsel, in order to effectuate the intent and purpose of the foregoing resolution; and

          FURTHER RESOLVED, that any and all action heretofore or hereafter taken by such officer or officers pursuant to, or in furtherance of the intent and purposes of the foregoing resolutions be, and each hereby is, ratified and confirmed as the act and deed of the Corporation.

          IN WITNESS WHEREOF, I have hereunto, set my hand as Secretary of said Corporation and affixed the corporate seal as of February 23, 1999.



                                                 /s/ Carol A. Strickland
                                                 -------------------------------
                                                 Secretary

                  Amendments to the Executive Incentive Plan of
                         United States Trust Corporation
                 As Amended and Restated through January 1, 1997


     RESOLVED that the Executive Incentive Plan ("EIP") shall be amended effective January 1, 1999 as follows:

     1. The definition of the term "ESOP Contribution" in Section 2 shall be deleted;

     2.   Section 6(a) is hereby amended to read as follows:

     "The amount payable with respect to a Participant's Award for any Plan Year beginning on or after January 1, 1999, shall be the total amount of the Award earned by the Participant."

     3.   Section 6 is hereby amended by the addition of a new Section 6(i):

     "Notwithstanding the foregoing provisions of this Section 6, a Participant who is a Managing Director (or more senior executive); who has attained age 60; and holds more than twice his or her US. Trust stock ownership target, may elect to receive the Restricted Unit Portion of his or her grant in cash by filing a written notice with the Committee. Such election shall provide for the deferral of payment of such cash amount. Such cash amount shall become vested on the fifth anniversary of the date of grant, or if earlier, on the date of the Participant's death, permanent disability, or retirement on or after the date on which the Participant attains age 65, and shall be forfeited in the event the Participant's employment terminates prior to the vesting, except to the extent the Committee in its discretion otherwise determines."

     4.   Section 9(c) is hereby amended to read as follows:

     "As soon as practicable following the Change in Control, all Awards which are deemed to have been earned to the full and maximum extent upon the occurrence of the Change in Control shall be payable in full in single cash lump sums, reduced by any taxes withheld pursuant to Section 10."

                            Executive Incentive Plan
                                       of
                             U.S. Trust Corporation



     Pursuant to resolutions adopted by the Board of Directors of U.S. Trust Corporation on December 10, 1996, the provisions set forth in the document annexed hereto are hereby adopted as the final language for the Executive Incentive Plan of U.S. Trust Corporation, as amended and restated effective January 1, 1997.

      Executed by the undersigned this 20th day of December, 1996.




                                      /s/ Patricia W. McGuire
                                      ------------------------------------------
                                      Patricia W. McGuire, Senior Vice President
                                                U.S. Trust Corporation

                            Executive Incentive Plan
                                       of
                             U.S. Trust Corporation


                As Amended and Restated effective January 1, 1997


1.       Purpose

                  The purpose of the Executive Incentive Plan of U.S. Trust Corporation is to (i) encourage greater focus on performance among the key executives of U.S. Trust Corporation and its Affiliated Companies by relating a significant portion of their total compensation to the achievement of annual financial and strategic objectives, and (ii) promote on the part of such executives an increased level of ownership of the Common Shares of the Corporation by providing for a significant portion of their awards under the Plan to be paid in the form of the Corporation's Common Shares.

2.       Definitions

                  As used herein, the following terms shall have the following meanings:

                  "Affiliated Companies" shall mean United States Trust Company of New York, and each other direct or indirect subsidiary of the Corporation.

                  "Average Market Value" shall mean, with respect to one Common Share as of any date or with respect to any period, the mean between the per-share high and low prices for the Corporation's Common Shares on such date, or the average of the mean between such prices on each day during such period, as quoted on the NASDAQ National Market System, or, if the Corporation's Common Shares are not traded on such system, on such other securities market or securities exchange on which such shares are traded as the Committee shall determine.

                  "Award"  shall  mean  payment  earned  by  a  Participant   in
accordance with the provisions of the Plan.

                  "Beneficiary" shall mean the person or person designated by a Participant in accordance with Section 11 to receive any amount, or any Common Shares, payable under the Plan upon the Participant's death.

                  "Board of Directors" shall mean the Board of Directors of the Corporation.

                  "Change in Control" shall mean that any of the following events has occurred:

                  (i) 20% or more of the Corporation's Common Shares has been acquired by any person (as defined by Section 3(a)(9) of the Securities Exchange Act of 1934) other than directly from the Corporation;

                  (ii) there has been a merger or equivalent combination after which 49% or more of the voting shares of thc surviving corporation is held by persons other than former shareholders of the Corporation; or

                  (iii) 20% or more of the directors elected by shareholders to the Board of Directors are persons who were not nominated by the Board of Directors or the Executive Committee of the Board of Directors in the most recent proxy statement of the Corporation;

provided, however, that notwithstanding anything in the Plan to the contrary, no Change in Control shall be deemed to have occurred, and no rights arising upon a Change in Control as provided in Section 9 shall exist, to the extent that the Board of Directors so directs by resolution adopted prior to the Change in Control, or not later than 45 days after the Change in Control if the percentage of Common Shares acquired or directors elected under clause (i) or (iii) of the foregoing definition of Change in Control shall be at least 20% but less than 25%. Any resolution of the Board of Directors adopted in accordance with the provisions of this definition directing that a Change in Control shall be deemed not to have occurred for purposes of the Plan and that Section 9 shall not become effective may be rescinded or countermanded at any time with or without retroactive effect.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                  "Committee" shall mean the Compensation and Benefits Committee of the Board of Directors.

                  "Common Shares" shall mean the common shares ($1.00 par value per share) of the Corporation.

                  "Corporation" shall mean U.S. Trust Corporation.

                  "Determined Value" shall mean (i) the highest price per Common Share paid in connection with any Change in Control (including, without limitation, prices paid in any subsequent merger or combination with any entity that acquires control of the Corporation), or (ii) in the case of a Change in Control occurring as a result of an event described in clause (iii) of the definition of Change in Control contained in this Section 2, the Average Market Value of a Common Share during the 30-day period ending on the day preceding the occurrence of such Change in Control.

                  "ESOP Contribution" shall mean the ESOP Contribution as defined under the 401(k) Plan.

                  "Executive  Deferred  Compensation  Plan"    shall   mean  the
Executive Deferred Compensation Plan of U.S. Trust Corporation.

                  "401(k) Plan" shall mean the 401(k) Plan and ESOP of United States Trust Company of New York and Affiliated Companies.

                  "Participant" shall mean an officer of the Corporation or any of its Affiliated Companies who is selected to participate in the Plan.

                  "Plan" shall mean the Executive Incentive Plan of U.S. Trust Corporation, as set forth herein and as amended from time to time.

                  "Plan Year" shall mean, initially, the period beginning on September 1, 1995 and ending on December 31, 1995, and thereafter, each calendar year.

                  "Restricted Unit shall mean a unit of measurement equivalent to One Common Share, with none of the attendant rights of a shareholder of such share, including, without limitation, the right to vote such share and the right to receive dividends thereon, except to the extent otherwise specifically provided herein.

                  "Vesting Date" shall mean, with respect to any Restricted Units granted to a Participant hereunder, the date on which such Restricted Units become vested, as provided in Section 6(d) or Section 9(e).

3.       Maximum Number of Common Shares of Stock Available for Awards

                  Notwithstanding any other provision of the Plan, the number of Common Shares that may be distributed with respect to Restricted Units granted under the Plan after January 1,1997 (whether distributed under the Plan or under the Deferred Restricted Unit Plan of U.S. Trust Corporation) shall be limited to the sum of (i) 150,000 Common Shares, plus (ii) that number of Common Shares, out of the total number of Common Shares approved prior to January 1, 1997 by the Corporation's shareholders for the grant of Restricted Units hereunder that were not covered by Restricted Units granted hereunder prior to January 1, 1997, plus (iii) a number of Common Shares equal to the total number of additional Restricted Units credited to Participants with respect to dividends paid on Common Shares, as provided in Section 6(d)ii). If any Restricted Units initially granted or thereafter credited to a Participant shall be forfeited, the number of Common Shares no longer payable with respect to the Restricted Units so forfeited shall thereupon be released and shall thereafter be available for new grants of Restricted Units under the Plan. The limitation provided under this
Section 3 shall be subject to adjustment as provided in Section 7.

                  The Common Shares distributed under the Plan may be authorized and unissued shares, shares held in the treasury of the Corporation, or shares purchased on the open market by the Corporation at such time or times and in such manner as it may determine. The Corporation shall be under no obligation to acquire Common Shares for distribution to Participants before payment in Common Shares is due.

4.       Participation

                  Participants in the Plan shall be limited to those officers of the Corporation and its Affiliated Companies whom the Committee, in its sole discretion, selects to participate in the Plan.

                  The Committee may select as a Participant for any Plan Year any officer who, in the sole judgment of the Committee, is expected to make contributions that are critical to the success of the Corporation and its Affiliated Companies and to the growth of their businesses.

                  Any person who has been selected as a Participant for any Plan Year shall continue to be a Participant in the Plan for each subsequent Plan Year during the period of his or her employment, subject, however, to the Committee's right to terminate such individual's participation in the Plan as of any Plan Year commencing after the date on which the Committee makes its determination to terminate such individual's participation.

5.       Awards

                  Awards for any Plan Year beginning on or after January 1, 1997 shall be made in accordance with the following provisions:

         (a) Within such period of time after the start of the year as may be permitted by the regulations issued under Section 162(m) of the Code, the Committee shall establish in writing (i) the corporate performance goal (the "Performance Goal") that will apply in determining the Awards for the year, (ii) the aggregate amount that will be available for Awards for the year if the Performance Goal is achieved (the "Target Awards Pool"), and (iii) the percentages of the Target Awards Pool that will in fact be available for Awards for the year based on the level of achievement of the Performance Goal, which percentages may be greater than 100% if the Performance Goal is exceeded and less than 100% if the Performance Goal has not been fully achieved (the "Actual Awards Pool").

         (b) The Performance Goal to be established for the year shall be the achievement of such level of Adjusted Earnings Per Share of the Corporation as the Committee shall determine. The Corporation's "Adjusted Earnings Per Share" for any year shall mean the Corporation's reported earnings per share for the year as determined on a fully diluted basis, adjusted so as to eliminate the effects of any (i) charges to earnings for any acquisitions, divestitures, discontinuance of business operations, restructuring or any other special charges that are separately disclosed in the Corporation's Annual Report for the year, (ii) charges to earnings for the cumulative effect of any accounting changes, and (iii) charges to earnings for any "extraordinary items" as determined under generally accepted accounting principles.

         (c) The Target Awards Pool to be established for the year shall be determined by the Committee as a percentage or percentages of the aggregate base salary earned for the year, while a Participant, of all Participants, either individually or by categories of Participants, provided that the Committee may, in its discretion, also apply such percentage or percentages to other current or deferred compensation and determine the year for which such deferred compensation shall be counted.

         (d) As of the end of the Plan Year, the Committee shall determine the extent to which the Performance Goal for the year has been met and, based thereon, the amount of the Actual Awards Pool. The Committee shall not have any discretion to increase the Actual Awards Pool, as so determined; but the Committee may, in its discretion, reduce the amount of the Actual Awards Pool, as so determined, to reflect any charges to earnings that were not taken into account in determining the Corporation's Adjusted Earnings Per Share for the year pursuant to Section 5(b)i), (ii) or (iii), or to reflect any other events, circumstances or factors which the Committee believes to be appropriate in determining the total amount to be made available for Awards to Participants for the year.

         (e)      After  determining  the  Actual Awards Pool in accordance with
Section 5(d), the Committee shall determine the amount of the Award, if any, earned for the year by each Participant, in accordance with the following rules:

                  (i) In the case of any Participant who, on the last day of the year, is the Chief Executive Officer of the Corporation or one of the four highest compensated officers of the Corporation other than its Chief Executive Officer (each such Participant is referred to hereinafter as a "Covered Executive"), the Award payable to the Covered Executive for the year shall be equal to (A) the portion of his or her base salary taken into account in determining the Target Awards Pool for the year, multiplied by (B) the percentage determined by dividing (1) the amount of the Actual Awards Pool for the year as finally determined under Section 5(d) by (2) the amount of the Target Awards Pool for the year. The Committee shall not have any discretion to increase the amount of any Covered Executive's Award, as so determined; but the Committee may, in its discretion, reduce the amount of any Covered Executive's Award, as so determined, to reflect the Committee's evaluation of the Covered Executive's individual performance or to reflect any other factors the Committee deems appropriate in determining the amount of the Covered Executive's Award for the year.

                  (ii) In the case of each Participant who is nor a Covered Executive, the amount of the Award, if any, earned by such Participant for the year shall be determined by the Committee, in its discretion, based on the level of such Participant's achievement of the goals and objectives established for the Participant at the start of the year and on such other factors as the Committee deems appropriate. The individual goals for each such Participant for each Plan Year shall be set, and such Participant's performance relative to such goals shall be measured, by the Committee based upon the recommendations of the Chief Executive Officer.

                  (iii) The Committee may, in its discretion, make Awards to Participants in an aggregate amount less than the amount of the Actual Awards Pool. The Committee may also, in its discretion, allocate any position of the Actual Awards Pool for use in making special additional Awards to any Participant who is not a Covered Executive or to any group of such Participants.

                  (iv) Notwithstanding any other provision herein to the contrary, the amount of the Award payable to any Participant for any year shall not exceed $2.5 million, as adjusted annually beginning in 1998 to reflect percentage increases in the Consumer Price Index.

                  (v) A Participant who terminates employment with the Corporation and its Affiliated Companies prior to the end of any Plan Year shall receive such portion of an Award, if any, for that year as the Committee shall determine.

         (f) All actions taken by the Committee hereunder in determining the Awards payable to Participants for each year shall be reflected in the minutes of the meetings of the Committee at which such actions were taken.

6.       Payment of Awards

                  The amount payable hereunder to a Participant with respect to an Award earned for any Plan Year shall be determined in accordance with the following provisions:

         (a) The amount payable with respect to a Participant's Award for any Plan Year beginning on or after January 1, 1996, shall be the total amount of the Award earned by the Participant, reduced by the amount of any ESOP Contribution to be made on behalf of the Participant under the 401(k) Plan for the "Plan Year") (as defined in the 401(k) Plan) corresponding to such Plan Year, with respect to the base salary of such Participant that was taken into account in determining the Target Awards Pool for that Plan Year.

         (b) The amount payable with respect to a Participant's Award, as determined under (a) above, shall be payable partly in cash and partly in the form of Restricted Units (the portions so payable are hereinafter referred to, respectively, as the "Cash Portion", and the "Restricted Units Portion", of the Participant's Award), in such percentages as the Committee in its discretion shall determine; provided, however, that the Restricted Units Portion shall be equal to at least 25%, and shall not exceed 33-1/3%, of the total amount so payable with respect to the Participant's Award. Notwithstanding the foregoing, the aggregate number of Restricted Units granted with respect to Awards made to Participants hereunder for any Plan Year shall not exceed 80,000 Restricted Units. The 25% minimum and 33-1/3% maximum for the Restricted Units Portion of a Participant's Award referred to in the second preceding sentence shall be reduced in such manner as the Committee shall determine, in its discretion, to the extent necessary to comply with the foregoing limitation.

         (c) The number of Restricted Units to be granted to a Participant with respect to the Restricted Units Portion of the Participant's Award shall be determined by dividing the amount of the Restricted Units Portion by the Average Market Value of one Common Share on the date on which the Committee makes its determination of the Awards earned by Participants for the Plan Year in question.

         (d) The grant of Restricted Units with respect to the Restricted Units Portion of a Participant's Award for any Plan Year shall be evidenced by a written notice so the Participant specifying the number of Restricted Units granted to the Participant, and the date of grant. In addition to such other terms and conditions as the Committee may require in such notice, each grant of Restricted Units to a Participant hereunder shall be subject to the following terms and conditions:

                  (i) The Restricted Units covered by such grant shall become vested on the fifth anniversary of the date of grant, or if earlier, on the date of the Participant's death, permanent disability, or retirement on or after the date on which the Participant attains age 65.

                  (ii) Until the Vesting Date for the Restricted Units covered by such grant, additional Restricted Units shall be credited to the Participant, with respect to the Restricted Units so granted, as of each date on which the Corporation pays a dividend on its Common Shares ("Dividend Payment Date"). The number of additional Restricted Units so be credited shall be determined by first multiplying (A) the sum of (1) the number of Restricted Units covered by such grant, plus
          (2) the total number of additional Restricted Units credited to the Participant with respect to such Restricted Units prior to such Dividend Payment Date, by (B) the per-share dollar amount of the dividend so paid, and then, dividing the resulting amount by the Average Market Value of one Common Share on the Dividend Payment Date. Any additional Restricted Units credited to the Participant with respect to the Restricted Units covered by such grant shall become vested on the Vesting Date for the Restricted Units so granted.

                  (iii) If the Restricted Units covered by such grant become vested, payment with respect to such Restricted Units, and with respect to the additional Restricted Units credited to the Participant under (ii) above in respect of such Restricted Units, shall be made as soon as practicable after the Vesting Date for the Restricted Units so granted, except as otherwise provided in (iv) below. Subject to provisions of Section 6(f), payment shall be made in the form of a single lump sum payment consisting of (A) a number of Common Shares equal to the total number of whole Restricted Units that become vested on such Vesting Date, and (B) a cash payment in an amount determined by multiplying (1) the fractional part of a Restricted Unit that becomes vested on such Vesting Date, by (2) the Average Market Value of one Common Share on such Vesting Date.

                  (iv) To the extent that the Participant has elected, under the applicable provisions of the Deferred Restricted Unit Plan of U.S. Trust Corporation, to defer payment with respect to any Restricted Units that become vested, the Corporation's obligation under this Plan for making payment with respect to such Restricted Units shall be fully discharged upon the crediting of such Restricted Units to the Participant's account under the Deferred Restricted Unit Plan in accordance with the applicable provisions of such plan.

                  (v) In the event the Participant's employment terminates for any reason prior to the Vesting Date for the Restricted Units covered by such grant, the Restricted Units covered by such grant, and any additional Restricted Units credited to the Participant under (ii) above with respect to such Restricted Units, shall be forfeited, except to the extent the Committee in its discretion otherwise determines.

         (e) The Cash Portion of a Participant's Award for any Plan Year shall be paid in the form of a single lump sum cash payment as soon as practicable after the end of such Plan Year, except to the extent that the Participant (i) has elected, under the applicable provisions of the 401(k) Plan, to have any part of such portion of such Award reduced, and to have an amount equal to such part contributed to the 401(k) Plan on the Participant's behalf and/or (ii) has elected, under the applicable provisions of the Executive Deferred Compensation Plan, to defer any part of such portion of such Award.

         (f) With respect so that part of the Cash Portion of any Award that is subject to a Participant's election under the 401(k) Plan, an amount equal to such part of the Cash Portion shall be contributed to the 401(k) Plan on behalf of the Participant; and thereupon, the obligation of the Corporation and its Affiliated Companies under this Plan with respect to payment of such part of the Cash Portion of the Award shall be fully discharged. However, no such contribution shall be made to the extent it would cause any limitation applicable under the 401(k) Plan to be exceeded.

         (g)      With  respect  so  that  part of the Cash Portion of any Award that is subject to a Participant's election under the Executive Deferred Compensation Plan, the obligation of the Corporation and its Affiliated Companies under this Plan with respect to payment of such part of the Cash Portion of the Award shall be fully discharged upon the crediting of such part of the Cash Portion of the Award to the Participant's account under the
Executive Deferred Compensation Plan in accordance with the applicable provisions of such plan.

         (h) All liabilities in respect of the Cash Portion of Awards earned by Participants under the Plan shall be discharged by the respective Affiliated Companies employing such Participants.

7.       Certain Adjustments to Plan Shares

                  In the event of any change in the Common Shares by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or any rights offering to purchase Common Shares at a price substantially below fair market value, or any similar change affecting the Common Shares, the number and kind of shares represented by Restricted Units shall be appropriately adjusted consistent with such change in such manner as the Committee, in its discretion, may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, the Participants hereunder. The Committee shall give notice to each Participant of any adjustment made pursuant to this Section and, upon such notice, such adjustment shall be effective and binding for all purposes.

8.       Listing and Qualification of Common Shares

                  The Corporation, in its discretion, may postpone the issuance, delivery, or distribution of Common Shares pursuant to a grant of Restricted Units until completion of such stock exchange listing or other qualification of such shares under any state or federal law, rule or regulation as the Corporation may consider appropriate, and may require any Participant or Beneficiary to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares in compliance with applicable laws, rules and. regulations.

9.       Change in Control

                  Notwithstanding any other provision in the Plan to the contrary (but subject to the proviso contained in the definition of "Change in Control" in Section 2), upon the occurrence of a Change in Control, the following provisions shall apply.

         (a) All Performance Goals and individual goals and objectives with respect to the Plan Year in which the Change in Control occurs (the "Year of Change") shall be deemed to have been attained to the full and maximum extent, and the Actual Awards Pool for the Year of Change shall be determined by multiplying the Target Awards Pool for such year by the highest percentage thereof established by the Committee under Section 5(a)(iii) for determining the amount of the Actual Awards Pool for such year.

         (b) Unless another formula shall have been designated by the Committee prior to the Change in Control, each Participant shall be allocated a portion of the Actual Awards Pool for the Year of Change, as determined under
(a) above, equal to the amount of such Actual Awards Pool, multiplied by a fraction, the numerator of which is the portion of the anticipated annual compensation of the Participant which was taken into account by the Committee in determining the Target Awards Pool for the Year of Change, and the denominator of which is the sum of such amounts for all Participants.

         (c) As soon as practicable following the Change in Control, all Awards which under (a) above are deemed to have been earned to the full and maximum extent upon the occurrence of the Change in Control shall be payable in full in single cash lump sums, reduced by any taxes withheld pursuant to Section 10 and by the amount of any ESOP Contributions to be made on behalf of Participants under the 401(k) Plan for the Year of Change.

         (d) No Awards payable in accordance with this Section shall be forfeitable on account of a Participant's termination of employment upon or following the Change in Control.

         (e) All Restricted Units granted or credited to a Participant hereunder that had not previously become vested shall become vested upon the occurrence of the Change in Control.

         (f) The Corporation shall make payment to each Participant with respect to all of the Restricted Units standing to his or her credit under the Plan at the time of the Change in Control. Payment to each Participant shall be made in the form of a single lump sum payment, in an amount determined by multiplying the aggregate number of Restricted Units then standing to the Participant's credit by the Determined Value of one Common Share. All amounts payable to Participants pursuant to this Section 9(f), reduced by any taxes withheld pursuant to Section 10, shall be paid to such Participants as soon as practicable following the Change in Control.

10.      Taxes

                  The Corporation or any of its Affiliated Companies may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state and local taxes required by law to be withheld with respect to amounts payable under the Plan including, but not limited to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to a Participant or Beneficiary, and/or (ii) requiring a Participant or Beneficiary to pay to the Corporation or any of its Affiliated Companies the amount so required to be withheld as a condition of the issuance, delivery, or distribution of any Common Shares. The Committee may permit such amount to be paid in Common Shares previously owned by the Participant, or a portion of the Common Shares that otherwise would be distributed to such Participant in respect to his or her vested Restricted Units, or a combination of cash and such Common Shares.

11.      Designation and Change of Beneficiary

                  Each Participant shall file with the Committee a written designation of one or more persons as the Beneficiary who shall be entitled so receive any amount, or any Common Shares, payable under the Plan upon his or her death. A Participant may, from time to time, revoke or change his or her Beneficiary designation without the consent of any previously designated Beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant's death, and in no event shall it be effective as of a date prior to such receipt. If at the date of a Participant's death, there is no designation of a Beneficiary in effect for the Participant pursuant so the provisions of this Section 11, or if no Beneficiary designated by the Participant in accordance with the provisions hereof survives to receive any amount, or any Common Shares, payable under the Plan by reason of the Participant's death, the Participant's estate shall be treated as the Participant's Beneficiary for purposes of the Plan.

12.      Payments to Persons Other Than Participant

                  If the Committee shall find that any person to whom any amount, or any Common Shares, is payable under the Plan is unable to care for his or her affairs because of illness, accident or legal incapacity, then, if the Committee so directs, any payment due to such person may be paid so such person's spouse, child or other relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person, unless a prior claim for payment of such amount, or payment of such Common Shares, has been made by a duly appointed legal representative of such person. Any such payment shall be a complete discharge of the liability of the Corporation or the applicable Affiliated Company therefor.

13.      Rights of Participants

                  A Participant's rights and interests under the Plan shall be subject to the following provisions:

         (a) A Participant shall have the status of a general unsecured creditor of the Corporation with respect to his or her right to receive any payment under the Plan. The Plan shall constitute a mere promise by the Corporation or the applicable Affiliated Company to make payments in the future of the benefits provided for herein. It is intended that the arrangements reflected in the Plan be treated as unfunded for tax purposes, as well as for purposes of any applicable provisions of Title I of ERISA.

         (b) A Participant's rights to payments under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or his or her Beneficiary.

         (c) Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employment of the Corporation or any of its Affiliated Companies.

         (d) No Participant shall have the right, by virtue of having been selected as a Participant in the Plan, to be automatically entitled to receive an Award for any Plan Year.

         (e) No Award shall be considered as compensation under any employee benefit plan of the Corporation or any of its Affiliated Companies, except as specifically provided in any such plan or as otherwise determined by the Board of Directors.

14.      Administration

                  The Plan shall be administered by the Committee. A majority of the members of the Committee shall constitute a quorum. The Committee may act at a meeting, including a telephone meeting, by action of a majority of the members present, or without a meeting by unanimous written consent. In addition to the responsibilities and powers assigned to the Committee elsewhere in the Plan, the Committee shall have the authority, in its discretion, to establish from time to time guidelines or regulations for the administration of the Plan, interpret the Plan, and make all determinations considered necessary or advisable for the administration of the Plan. The Committee may delegate any ministerial or nondiscretionary function pertaining so the administration of the Plan to any one or more officers of the Corporation.

                  All decisions, actions or interpretations of the Committee under the Plan shall be final, conclusive and binding upon all parties

                  No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Corporation shall indemnify and hold harmless each member of the Committee, and each employee, officer, director or trustee of the Corporation or any of its Affiliated Companies to whom any duty or power relating to the administration or interpretation of the Plan may be delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board of Directors) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or bad faith.

15.      Amendment or Termination

                  The Board of Directors may, with prospective or retroactive effect, amend, suspend or terminate the Plan or any portion thereof at any time, provided, however, that no amendment, suspension or termination of the Plan shall deprive any Participant of any rights to Awards previously made under the Plan without his or her written consent. Any amendment that the Board of Directors would be permitted to make pursuant to the preceding sentence may also be made by the Committee where appropriate to facilitate the administration of the Plan or to comply with applicable law or any applicable rules and regulations of government authorities, provided that the cost of the Plan to the Corporation and its affiliated Companies is not materially increased thereby.

16.      Successor Corporation

                  The obligations of the Corporation under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Corporation, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Corporation. The Corporation agrees that it will make appropriate provision for the preservation of Participants' rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

17.      Governing Law

                  The Plan shall be governed by and construed in accordance with the laws of the State of New York.

18.      Effective Date

                  The Plan was adopted effective as of September 1, 1995. The amendments reflected in this restatement of the Plan shall be effective as of January 1, 1997, subject, however, in the case of the amendments to Sections 3 and 5, to approval by the shareholders of the Corporation by a majority of the votes cast in person or by proxy at the annual meeting of the Corporation's shareholders to be held on April 22, 1997. The Committee may grant Restricted Units as provided herein prior to such shareholder approval, subject to such approval being obtained at such meeting.

                                    EXHIBIT C

                        TERM SHEET - SCHWAB STOCK GRANTS
                            1992 STOCK INCENTIVE PLAN

BACKGROUND

The exercise price for all stock option grants is set as the closing price of Schwab's stock on the date of grant. All stock grants to officers, both options and restricted shares, are subject to the review and approval of the Compensation Committee of the Schwab Board of Directors, and are only granted at the Committee's meetings.

GRANT TYPES

o        Non Qualified Stock Options
o        Incentive Stock Options (Subject to $100,000 IRS Limits)
o        Restricted Shares

VESTING SCHEDULES

o        STOCK OPTIONS

        Time         Annual         Cumulative
       Period       Vesting %       Vesting %
      1st year         25%             25%
      2nd year         25%             50%
      3rd year         25%             75%
      4th year         25%             100%

Stock option grants currently have a ten year term and any options vested as of an employee's termination are exercisable for a period of 90 days after termination.

o        RESTRICTED SHARES

         Time           Annual        Cumulative
         Period        Vesting %      Vesting %
        1st year          0%              0%
        2nd year          0%              0%
        3rd year          50%            50%
        4th year          50%            100%

All stock grants are governed by the terms and conditions of the 1992 Stock Incentive Plan Document, and are subject to change in Schwab sole discretion.

                                    EXHIBIT D

                   Key Terms of KEY EMPLOYEE RETENTION PROGRAM

I.       Purpose
To encourage U.S. Trust Corporation ("UST") employees to continue their employment with The Charles Schwab Corporation or one of its subsidiaries (collectively, "Schwab").

II.      Eligibility
All UST employees employed on January 12, 2000 and who remain in continuous employment throughout the close of the acquisition are eligible for retention bonuses, provided such employees meet the vesting and continuous service employment requirements specified in the "Timing of Awards" section below.

Amount of Bonus
Eligible employees will receive retention bonuses in accordance with the following:


         Level                      Approximate Target Bonus Percentage/Amount

Non-Officer                       25% of base salary as of date of announcement

Officer Below VP                  50% of base salary as of date of announcement

VP or SVP                         100% of base salary as of date of announcement

Managing Directors and            100 - 150% of base salary and target bonus as
Operating Committee                  of date of announcement

Office of Chairman                $2.8 million for each of the four persons in
                                     the Office of Chairman


The retention bonus will be based on the employee's title and base salary as of the date of the announcement.

III.     Form of Payment
The retention bonus of approximately $150 million in the aggregate will consist of two components: five-sixths in cash and one-sixth in a grant of Schwab stock options. The stock options granted will have a ten (10) year term and the number of options granted will be calculated using Schwab valuation methodology assuming a fifteen percent (15%) annual growth rate in Schwab common stock over two years. By way of example, if the price of Schwab stock is $40 on the effective date of the close of the acquisition, the price of this stock two years later is assumed to be $52.90 (based on the 15% annual growth rate over two years); accordingly, Schwab would divide $25 million (which is the one-sixth of the $150 million retention bonus amount to be paid in stock options) by the $12.90 difference in stock price to arrive at 1,937,984.50 options to be granted.

The exercise price of the stock options will be the closing price of Schwab stock on the date of the grant (which will be on the effective date of the close of the acquisition).

IV.      Timing of Awards
The cash award will be payable two years after the effective date of the close of the acquisition, provided the eligible employee is continuously employed with Schwab from the effective date of the close of the acquisition through the second anniversary of the effective date of the close of the acquisition.

Stock options will be granted as of the effective date of the close of the acquisition. Fifty percent (50%) of the stock options granted will vest on the third anniversary of the effective date of the close of the acquisition and the remaining fifty percent (50%) will vest on the fourth anniversary of the effective date of the close of the acquisition. An eligible employee who has vested shares at the time he/she terminates his/her employment with Schwab will have three months from his/her termination date to exercise the vested options.

V.  TERMINATION OF EMPLOYMENT
o An otherwise eligible employee who voluntarily terminates his/her employment with Schwab will forfeit any retention bonus that has not been paid or which has not vested as of the last day worked.
o An otherwise eligible employee who is terminated by Schwab with cause will forfeit any retention bonus that has not been paid or which has not vested as of the last day worked.
o An otherwise eligible employee who is terminated by Schwab without cause (including a termination with good reason) and who otherwise has severance benefits of 200% of base salary or more will receive a prorated retention bonus. The last day worked will be used to calculate the amount of this bonus.
o An otherwise eligible employee who is terminated without cause (including a termination with good reason) by Schwab and who otherwise has severance benefits of less than 200% of base salary or more will receive his or her full retention bonus.
o For purposes of this Key Employee Retention Program, the meaning of "cause" and "good reason" shall be mutually agreed upon by Schwab and UST no later than the effective date of the close of the acquisition.

VI. DEATH OR DISABILITY
o An employee who dies or becomes disabled will be eligible for a prorated retention bonus. The last day worked will be used in calculating the amount of this bonus.

                                    EXHIBIT E

                         NONCOMPETITION GEOGRAPHIC AREAS

      STATE OR COUNTY

      Alabama
      Alaska
      Arizona
      Arkansas
      Alameda County, CA
      Alpine County, CA
      Amador County, CA
      Butte County, CA
      Calaveras County, CA
      Colusa County, CA
      Contra Costa County, CA
      Del Norte County, CA
      El Dorado County, CA
      Fresno County, CA
      Glenn County, CA
      Humboldt County, CA
      Imperial County, CA
      Inyo County, CA
      Kern County, CA
      Kings County, CA
      Lake County, CA
      Lassen County, CA
      Los Angeles County, CA
      Madera County, CA
      Marin County, CA
      Mariposa County, CA
      Mendocino County, CA
      Merced County, CA
      Modoc County, CA
      Mono County, CA
      Monterey County, CA
      Napa County, CA
      Nevada County, CA
      Orange County, CA
      Placer County, CA
      Plumas County, CA
      Riverside County, CA
      Sacramento County, CA
      San Benito County, CA
      San Bernardino County, CA
      San Diego County, CA
      San Francisco County, CA
      San Joaquin County, CA
      San Louis Obispo County, CA
      San Mateo County, CA
      Santa Barbara County, CA
      Santa Clara County, CA
      Santa Cruz County, CA
      Shasta County, CA
      Sierra County, CA
      Siskiyou County, CA
      Solano County, CA
      Sonoma County, CA
      Stanislaus County, CA
      Sutter County, CA
      Tehama County, CA
      Trinity County, CA
      Tulare County, CA
      Tuolumne County, CA
      Ventura County, CA
      Yolo County, CA
      Yuba County, CA
      Colorado
      Connecticut
      Delaware
      District of Columbia
      Florida
      Georgia
      Hawaii
      Idaho
      Illinois
      Indiana
      Iowa
      Kansas
      Kentucky
      Louisiana
      Maine
      Maryland
      Massachusetts
      Michigan
      Minnesota
      Mississippi
      Missouri
      Montana
      Nebraska
      Nevada
      New Hampshire
      New Jersey
      New Mexico
      New York
      North Carolina
      North Dakota
      Ohio
      Oklahoma
      Oregon
      Pennsylvania
      Rhode Island
      South Carolina
      South Dakota
      Tennessee
      Texas
      Utah
      Vermont
      Virginia
      Washington
      West Virginia
      Wisconsin
      Wyoming

                                    EXHIBIT F



                                    EXHIBIT F

       Schwab's Confidentiality, Nonsolicitation and Assignment Agreement

            Confidentiality, Nonsolicitation and Assignment Agreement

In consideration of my employment, receipt of employment benefits, and/or continued employment by Charles Schwab & Co., Inc. and/or its parent company and its/their subsidiaries, affiliates or successors ("Schwab"), and other valuable consideration, the adequacy and receipt of which I acknowledge, I agree to abide by this Agreement during and after my employment with Schwab.

1. I understand and agree that, during and related to my employment with Schwab, I may obtain, or have access to, certain information which is confidential and/or proprietary to Schwab ("Confidential Information"). I understand that Confidential Information Includes, but is not limited to:

     a. trade secrets, information about products and services (past, current or future), know-how, techniques, computer passwords, computer software designs, hardware configurations, policies and procedures, and research projects;

     b. market, financial, trade, and sales information and data, financial models or formulae, business plans, financial and business forecasts and estimates, and information about costs and profits;

     c. the Identities of Schwab customers and prospective customers (including but not limited, to names, addresses, telephone numbers and/or modal security numbers), any account, personal, business, financial and other information pertaining to such customers, and prospective customers, and customer and prospective customer lists in any form;

     d. account, personal or financial information pertaining to current and former employees of Schwab, business, financial, and other information pertaining to Schwab's vendors and independent contractors, and any lists of employees, vendor, and/or independent contractors;

     e. all developments, as defined in Paragraph 3 below, and all information which relates to Developments; and/or

     f. all information which Schwab has a legal obligation to treat as confidential, or which Schwab treats as proprietary or designates as confidential or for internal use only, whether or not owned or developed by Schwab.

                  2. I understand and agree that Schwab owns all such Confidential Information and desires (or is under legal obligations, in the case of information owned by others) to protect its confidential and proprietary nature. I will not, for any purpose, directly or indirectly, disclose, reproduce, use, or disseminate in any manner during or after my employment with Schwab, any Confidential Information unless: (a) such disclosure is required in the ordinary course of my duties at Schwab and necessary for me to perform my duties; or (b) I have received advance written consent from an authorized officer of Schwab. I will promptly notify Schwab if I become aware of or suspect any unauthorized (whether intentional or accidental) use or disclosure of Confidential Information.

                  3. I will promptly disclose in confidence to Schwab all inventions, improvements, designs, original works of authorship, formulas, processes, computer software programs, databases and trade secrets ("Developments") that I make, conceive, first reduce to practice, or create, either alone or jointly with others while I am employed by Schwab, and that: (a) result from any work performed by me for Schwab, whether or not in the normal course of my employment or during normal business hours; (b) reasonably relate to the actual or anticipated business, services, products, research or development of Schwab; or (c) are developed with the use of Schwab time, equipment, supplies, Confidential Information or facilities. I must promptly disclose Developments whether or not such Developments are patentable, copyrightable or protectible as trade secrets. I understand and agree that all Developments shall be the sole and exclusive property of Schwab, and I hereby irrevocably assign, transfer and convey to Schwab, exclusively and perpetually, all right, title and interest which I may have or acquire in and to such Developments throughout the world, including without limitation any copyrights and patents, and the right to secure registrations, renewals, reissues, and extensions thereof. I agree to sign any documents and to do all things necessary, without additional compensation, whether during my employment or after, to assist Schwab to register, perfect, maintain and enforce Schwab's rights in any Development, including without limitation any patent, copyright, trade secret or other right or interest. I understand that if I am now a California resident, or if I become a California resident while employed by Schwab, then this paragraph will not apply to any Developments which fully qualify under Section 2870 of the California Labor Code, which section is set forth in the accompanying Exhibit A.

                  4. I agree that during my employment with Schwab, I will not, directly or indirectly, for my benefit or on behalf of any third party, solicit, induce, or attempt to solicit or induce (a) any customer of Schwab to divert, transfer or take away any of Schwab's existing business or prospective business; or (b) any employee, vendor or independent contractor of, or consultant to, Schwab to leave their employment or assignment with Schwab.

                  5. I agree that I will promptly return to Schwab, upon its request or, in any event, immediately upon separation from my employment for any reason, all documents and materials that contain, refer to, or relate in any way to any Confidential Information as well as any other Schwab property in my possession or control including but not limited to electronic and telephonic equipment, credit cards, security badges, and passwords.

                  6. I further agree that for a period of eighteen (18) months after my employment with Schwab ceases, I will not, directly or indirectly, or on behalf of any third party: (a) solicit, induce or attempt to solicit or induce any existing and/or prospective customers I serviced (directly or indirectly) or whose identity I learned during my employment with Schwab to divert, transfer or otherwise take away business from Schwab: (b) sell or offer to sell any security, retirement, insurance or annuity product or related service to any customer or prospective customer of Schwab I serviced (directly or indirectly) or whose identity I learned during my employment with Schwab; or
(c) solicit, induce or attempt to solicit or induce any employee, vendor or independent contractor of, or consultant to, Schwab, to leave his or her employment or assignment. Nothing in Paragraph 6 is intended to prevent me from discussing possible employment with any employee or independent contractor who contacts me directly of his or her own volition without my solicitation or attempted solicitation of him or her. Also, I understand that nothing in Paragraph 6 limits my absolute obligation under Paragraph 2 to never use Confidential information to solicit Schwab customers or prospective customers, or for any other purpose, at any time after my employment with Schwab ceases.

                  7.    I  represent  and  warrant  that  I  do  not  have   any
agreement(s) with any former employer or other third party that would be breached by my performance of my duties at Schwab or that would limit, impair or otherwise adversely affect my performance of such duties, and that I will not take any action to breach any such agreement while I am employed by Schwab. In any event, I will not use or disclose to Schwab any confidential information that belongs to others. I have listed on Exhibit B to this Agreement all the confidential, proprietary, trade secret, non-solicitation and/or non-competition agreements to which I am subject. I agree that I will disclose my obligations under this Agreement to any prospective or future employer and that my obligations under this Agreement will survive the separation from my employment with Schwab regardless of the reason for the separation.

                  8. I understand and agree that any breach of this Agreement may subject me to disciplinary action, up to and including termination of my employment (if I am still employed at Schwab), and may cause irreparable injury to Schwab that cannot be adequately compensated by money damages and/or is incapable of precise calculation. If I breach this Agreement, I agree that Schwab has the right to seek equitable relief (including injunctive relief and specific performance) in addition to monetary damages and any other legal remedies which may be available. I consent to Schwab's obtaining equitable relief in the most expeditious forum to preserve the status quo pending resolution of any dispute relating to this Agreement.

                  9. If any provision of this Agreement is f ound to be invalid or unenforceable, that provision will be enforced to the maximum extent permissible, and the remaining provisions shall remain in full force and effect. I agree that the terms of this Agreement and any disputes arising out of it shall be governed by, and construed in accordance with, the laws of the state in which I was last employed by Schwab, without giving effect to such state's conflict of law principles. I understand and agree that nothing in this Agreement changes "at will" employment status with Schwab, and that either Schwab or I may end the employment relationship at any time, for any reason or no reason at all.

                               Printed
Signed:___________________     Name:___________________     Date:_______________

                                    EXHIBIT A



                       California Labor Code Section 2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

     (1) relate at the time of conception or reduction to practice of the invention to the employer's business, or actually or demonstrably anticipated research or development of the employer; or

     (2)  result from any work performed by the employee for the employer.

(b) To the extent that a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being requited to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

                                    Exhibit B

                            List of Prior Agreements